                                                              EXHIBIT 99



--------------------------------------------------------------------------------

                    UNOCAL CORPORATION                        AUTHORIZATION CARD
[LOGO OF UNOCAL 76] DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

I hereby appoint Chemical Bank (the "Agent") as my agent, under the terms and conditions of the Unocal Corporation Dividend Reinvestment and Common Stock Purchase Plan (the "Plan"), as described in the Prospectus for the Plan. I have received and read a copy of the Prospectus and agree to its provisions. Subject to the terms and conditions of the Plan, I hereby authorize my Agent, to the extent I have indicated below, to apply all cash dividends payable on shares of Common Stock and Preferred Stock of Unocal Corporation registered in my name and all my optional cash deposits towards the purchase of shares of Unocal Corporation Common Stock. Please check only one of the three following investment options numbered (i), (ii) or (iii).

  [_] (i)   FULL DIVIDEND REINVESTMENT               ONCE YOU HAVE MADE YOUR
                                                     SELECTION, PLEASE
  [_] (ii)  PARTIAL DIVIDEND REINVESTMENT            COMPLETE AND SIGN THE
                                                     REVERSE SIDE OF THIS
            on _________ shares of Common Stock      AUTHORIZATION CARD.

               _________ shares of Preferred Stock

  [_] (iii) OPTIONAL CASH DEPOSITS ONLY

Following is a brief explanation of the three options. For full details, please read the Prospectus. (i) FULL DIVIDEND REINVESTMENT: Applies to any cash dividends payable on all Unocal Corporation Common Stock and Preferred Stock now or hereafter registered in your name, and any optional cash deposits you may wish to send. (ii) PARTIAL DIVIDEND REINVESTMENT: Applies only to any cash dividends payable on the number of shares of Unocal Corporation Common Stock and Preferred Stock you specify, and any optional cash deposits you may wish to send. (iii) OPTIONAL CASH DEPOSITS ONLY: Applies only to the optional cash deposits you may choose to send now or hereafter.

                        --PLEASE COMPLETE REVERSE SIDE--
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
I understand that I may change my investment option under the Plan at any time by signing and returning to the Agent another Authorization Card designating a different option. I further understand that I may revoke this Authorization and terminate my participation in the Plan at any time by notifying the Agent in writing. Banks, brokers, and such other nominees further represent that all beneficial owners on whose behalf they participate in the Plan are eligible as Participants under the terms of the Plan.

A check or money order for my initial option cash deposit of $_________ is enclosed, made payable to Chemical Bank.

                                                       STOCKHOLDER(S)

                                              _________________________________
                                              Signature             Date

                                              _________________________________
                                              Signature             Date

                                              EACH OWNER MUST SIGN AS ITS NAME
                                                       APPEARS HEREON

                              THIS IS NOT A PROXY
--------------------------------------------------------------------------------